Transcript of ShengdaTech Inc. (SDTH) 2010 2nd Quarter Earnings Conference Call August 10, 2010

Participants
Xiangzhi Chen, Chairman and Chief Executive Officer
Andrew Weiwen Chen, Chief Financial Officer
Anhui Guo, Chief Operating Officer
Kevin Theiss, Grayling, US Investor Relations Advisor

Presentation

Operator
Greetings and welcome to the ShengdaTech 2010 2nd Quarter Earnings Conference Call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Kevin Theiss for ShengdaTech Incorporated.  Thank you.  Mr. Theiss, you may begin.

Kevin Theiss – Grayling – US Investor Relations Advisor
Thank you for joining us today and welcome to the ShengdaTech’s 2010 2nd Quarter Conference Call.  My name is Kevin Theiss and I’m with Grayling, ShengdaTech’s US Investor Relations advisor.

Joining us from China are Mr. Xiangzhi Chen, ShengdaTech’s Chairman and Chief Executive Officer; Mr. Andrew Chen, Chief Financial Officer; and Ms. Anhui Guo, Chief Operating Officer.  They will be available to answer questions later in the conference call and we will provide translation.

Before we get started, I would like to remind our listeners that in this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today due to various risks including, but not limited to, such factors as unanticipated changes in product demand especially in the tire and PVC industries, the ability to attract new customers, ability to prepare for growth, plant manufacturing capacity expansion, ability to increase product’s applications, and other information detailed from time to time in our filings and future filings with the United States Securities and Exchange Commission.

Accordingly, although the company believes the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  In addition, any forward-looking information represents management’s estimates as of today, August 10, 2010, and ShengdaTech assumes no obligation to update any forward-looking statements.

Chairman Chen will provide a brief overview in Chinese and I will provide the English version.  Then CFO Andrew Chen will provide additional comments and the financial review.  Management we will conduct a question and answer session after the commentary is finished.

The 2010 second quarter results are unaudited and prepared in accordance with US GAAP.

Mr. Chen, you may begin.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  Good morning, everyone.  Welcome to our second quarter conference call.

We are very pleased to report to our shareholders that our company sales continue to grow strongly with significant profits for the period ended June 30th 2010.  The market demand for our NPCC products is much higher since not only can we reduce the production cost and improve the quality of the end products for customers, but also as functional materials, we can provide better advantages for the products of customers to help gain more market share with higher profits.  Therefore, the overall the market demand continues to grow fast for NPCC in China.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  Frost & Sullivan, a global research company, is related to many of us.  I would like to highlight a few specifics from our recent research report on the NPCC market conducted by Frost & Sullivan.  It is estimated that NPCC Chinese market reached 732,400 metric tons in 2009 and the outlook for China is for a compounded annual volume growth of 19% from 2009 to 2014 with corresponding revenues growing at a compounded annual rate of 26.7% during the same period.  Our higher valued products justify higher prices.

In 2009, we were ranked number one in NPCC sales in China with a gross margin that is nearly double the industry standard due to our higher valued products justifying higher prices.  ShengdaTech expects to continue to be the largest manufacturer of NPCC in China for 2010 and beyond.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  Currently, we already have products in a number of different industries such as tire and rubber, ink, paper, latex, polypropylene, polyethylene, PVC, ink, plastics, automobile undercoating, adhesives, and sealants where our products are currently proving their value.  In order to achieve these savings and performance goals and to attract more customers, we will continue to design and tailor each NPCC product to each specific application.  So far, we are the only company with an NPCC asphalt product and we have made technical breakthroughs which provide both functional and cost advantages for this large and growing market.

We have recently provided an update on the testing of our NPCC product applications in the large asphalt market with more than 10 customers.  Our proprietary membrane dispersion technology has substantially increased NPCC’s compatibility with asphalt and at the same time, our NPCC product will add durability to modified asphalt and extend its functional life.

Meanwhile, we also developed the NPCC products with a large plastic processing and masterbatch markets, used as a concentrate or additive that is dispersed into a polymer which is then excluded and pelletized.  In 2008, it is estimated that 4.8 million metric tons of calcium carbonate were used by the Chinese plastics processing industry according to the China Inorganic Salt Industry Association.  And the core material masterbatch demand in China alone approximate 500,000 metric tons annually.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  Additionally, we have identified a number of markets with great potential, such as food and beverage, medicine, cosmetics, and the electronic inventories, et cetera which are considered as our key development areas.  We are committed to developing new product applications designed with high added value and competitive advantages by fully utilizing our advanced and patented NPCC production technology of membrane dispersion.  Through the close cooperation with customers, engineers, and production experts we conduct a full range of tests in terms of our NPCC formulas so as to ensure our products can fully satisfy the end users’ expectations.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  As of December 2009, the R&D team reached 26 researches with 13 holding doctor’s degrees and 13 holding master’s degrees.  However, at June 30, 2010, those numbers have risen to a total of 35 R&D professionals with 20 holding doctor’s degrees and 15 with master’s degrees.  R&D is of great importance to develop new NPCC products for current markets, to penetrate new markets, to upgrade current products, and to create new production enhancements.  Given the large opportunity for us domestically and internationally, by the end of 2010, we plan to add a number of additional senior researchers.  By the fourth quarter, we plan the number of our R&D team will increase to 100.  Then we will engage professional staff all over the world.  Currently, we have four professionals with doctor’s degrees that have returned from the US, Japan, and the United Kingdom.  Simply put, our unwavering goal is to make ShengdaTech’s R&D the best NPCC research center in the world allowing us to produce the best products.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  We have continued to move forward with our capacity expansion program to meet the market demand for 2010 and beyond.  ShengdaTech completed repairs and maintenance as well as equipment and technological upgrade and it recently acquired NPCC facility in Chaodong Anhui Province.  The facility began production in the 2010 second quarter.  The facility has a current planned annual capacity of 10,000 metric tons and the company is ramping up production in the second half of 2010.  ShengdaTech’s total planned annual NPCC production capacity for 2010 is expected to reach 300,000 metric tons by the year end.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  On June 1, 2010, the company entered into a 50-year land use rights transfer agreement to purchase 335,889 square meters, approximately 83 acres, for a purchase price of $13.8 million.  Total land use rights purchased by Anhui Chaodong amounted to approximately $16.2 million including the land use rights of 16.5 acres.  On May 25, 2010, the company also entered into an agreement to purchase three-year mining rights for approximately 11.61 million metric tons of limestone reserves for its Shaanxi (ph) facility for approximately $264,000.

The company plans to continue to utilize third parties for mining and processing operations as the most cost effective and efficient approach to this phase of product production.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  In summary, we have made outstanding and measurable progress towards achieving our strategic goals of building capacity, to fulfill demand, and gaining control over raw materials for the near term.  We will also continue to build our R&D capabilities to develop more value added products and we will further strengthen our international marketing and sales team for the future.

By the end of June 2010, our international sales and marketing force have increased to 20 from 4 at the end of 2009.  Besides the focus on domestic markets, we shall also continue to invest in international marketing and operations.

It is estimated by Frost & Sullivan, a global research firm, that there will be 1,875,000 metric tons of NPCC demand, 1,143,000 metric tons are beyond China which indicates that ShengdaTech has great opportunities.  We expect to see a better performance by the end of 2010 or the first quarter of 2011 and we’ll establish ourselves in the large global international market.

Xiangzhi Chen – ShengdaTech Inc. – Chairman and Chief Executive Officer
[Chinese]

Kevin Theiss – Grayling – US Investor Relations Advisor
[Interpretation]  Now, Mr. Andrew Chen, our CFO, will make remarks on our financial performance and other related items of significance.  We will participate in the question and answer section along with Ms. Guo and Mr. Andrew Chen.  I sincerely thank you for your continued interest in and support of ShengdaTech.  Andrew?

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Thank you, Mr. Chen and Kevin.  Before I begin, I would like to encourage all of you to read our 10-Q filed with the Securities and Exchange Commission and our press release published earlier this morning for more detailed financial disclosures.

As key highlights in our filing, we are reporting that in the second quarter of 2010, we continue our sales growth in gross volume and average selling price compared with the year ago in the same quarter.  This increase reflects both continuing strong demand for our NPCC products and their customers are willing to pay higher prices for products that lower their costs and provide greater end user product performance.

Before I continue with some supporting details, please note that in December 2009, we committed to a plan to dispose of our Bangsheng coal-based chemical facility operating assets.  In accordance with our US GAAP accounting principles, we have re-classified the assets, liabilities, operations, and cash flows of Bangsheng facility as discontinued operations for all periods presented in our consolidated financial statements.

Net revenues from continuing operations in the second quarter of 2010 increased by 27.7% to $33.2 million from $26 million in the second quarter of 2009.  The net revenue increase is a result of expanded production capacity to meet the growing market demand as well as an increase in average selling price.

For the three months ended June 30, 2010, sales increased by $7.2 million compared to the same period last year.  The increase was mainly due to a rise in sales volume of 14,067 metric tons resulting in a $6.8 million sales gain from the increased production of Zibo Shandong facility and a modest production from the mid quarter start up of the Anhui facility.

In addition, the average selling price for the three months ended June 30, 2010 was $485 per metric ton, an increase of $7 per metric ton from an average selling price of $478 per metric tons for the three months ended June 30, 2009.  The higher average selling price was primarily due to changes in our pricing strategy and in our product mix based on market demands which resulted in a $388,669 increase in sales

For the three months ended June 30, 2010, sales of polyethylene or PE and latex applications increased by 15,810 and 5234 metric tons, respectively.  Compared to the three months ended June 30, 2009, sales of paint and automobile undercoating applications remained stable compared to the three months ended June 30, 2009.

Sales grew for tires, PVC, paper, and ink applications for the three months ended June 30, 2010 decreased by 3881, 1280, 268, and 1852 metric tons, respectively, primarily due to specific customer’s needs and demands and timing of their purchases.

In addition, our sales process has adopted a strict customer screening program that evaluates customer credit and payment capacity as qualification criteria.  As a result, certain customers were filtered out particularly in these application areas.  We believe that this process will be effective means to qualify current and future customers and will help in identifying credit worthy customers with higher end applications.

Gross profit increased 19.7% to $13.6 million from $11.4 million in the same period of 2009.  Gross margin decreased by 2.8% from 43.8% for the three months ended June 30, 2009 to 41% for the three months ended June 30, 2010.  The decrease was mainly driven by the pricing increase in anthracite, one of the major components of raw materials, and soft coal, mainly used for power plant equipment, which combined had a negative impact to the margin by approximately 3.5%.

In addition, the margin also decreased by 0.8% due to changes in product mix sold during the three months ended June 30, 2010 compared to the same period of 2009.  Such an active effect was offset by approximately 1.5% increase to the margin due to the increase in average selling price.

Selling, general, and administrative expenses amounted to $2.2 million, an increase of $0.3 million from $1.9 million in the second quarter of 2009.  As a percentage of total revenues, SG&A expenses decreased to 6.5% for the second quarter of 2010 from 7.4% in the second quarter of 2009.

Selling expenses were $616,325 in the second quarter of 2010, up from $531,028 in the same quarter of 2009.  The increase in selling expenses was primarily due to the investment in the company’s Shanghai based international trade department specifically in growing that department’s sales and marketing team and funding its expanded operations which includes more proactive involvement in attending and participating in industry trade shows in Europe and the US and in executing other sales support programs.  Selling expenses were 1.9% of revenue compared to 2.1% in the second quarter of 2009.

General and administrative expenses were $1.6 million in the second quarter of 2010 as compared with $1.4 million in the same quarter of 2009.  G&A expenses as the percentage of revenue declined to 4.6% in the second quarter of 2010 from 5.3% in the second quarter of 2009.  The decline in the expenses as a percentage of revenue was mainly attributable to effective cost controls and greater production capacity generating higher sales and economies of scale.

Operating income increased by $1,991,164 or 21% for the three months ended June 30, 2010, compared to the three months ended June 30, 2009.  The increase was consistent with our increase in sales.

Interest expense related primarily to our convertible notes was $3.4 million for the three months ended June 30, 2010 and overall increase of $1.1 million compared to the same period in 2009.

Total interest expense included $1.4 million contractual coupon interest on convertible notes, $0.3 million of amortization of debt issuance cost, and $1.7 million amortization of debt discount.  The $1.1 million increase for the three months ended June 30, 2010 was comprised of a $0.4 million increase in the amortization of debt discount compared with the same period last year and a capitalized interest for the three months ended June 30, 2010, decreased by $665,148 compared to the same period in 2009.  The capitalized interest for three months ended June 30, 2010 was immaterial.

Income tax rose to $1 million in the second quarter of 2010 versus $0.8 million in the second quarter last year.  The effective income tax rate was 12.9% for the three-month period ended June 30, 2010, a decrease from 10.4% for the second quarter of 2009.  The increase in our effective tax rate was primarily due to an increase in our Tai’an Shandong facility income tax rate to 25% in 2010 from 12.5% in 2009.

Net income from continuing operations in the second quarter of 2010 increased to $7.1 million compared with $6.6 million in the same period last year.  Fully diluted earnings per share from continuing operations for the second quarter of 2010 was $0.13 compared with fully diluted earnings from continuing operations per share of $0.12 in the same period of 2009.  Fully diluted weighted average shares outstanding was $54,207,569 in the second quarter of 2010, down from $66,954,996 in the same quarter last year, primarily due to the fact that the number of potential common shares associated with the company’s convertible notes were anti-dilutive during the second quarter of 2010 and therefore, were excluded from the diluted earnings per share calculation.

EBITDA were $13.1 million in the second quarter of 2010, up 24.5% from $10.5 million in the same quarter of 2009.

Turning into our six months results from continuing operations, total revenue for the first six months of 2010 increased by 35.9% year over year to $63.5 million from $46.7 million in the first six months last year.  Gross profit for the first six months of 2010 was $26.3 million, up 32.5% from the gross profit of $19.9 million in a same period last year.  Gross margin was 41.5% for the first six months of 2010.  Income from operations was $22.2 million, up 35.4% from $16.4 million in the first six months of 2009.  And the operating margin for the first six months 2010 was 34.9%, in line with the same period of 2009.  Net income from continuing operations for the first nine months of 2010 was $13.8 million with diluted earnings per share of $0.25.

Turning into our financial condition, as of June 30, 2010, the company had cash of $110.6 million compared with $116 million at the end of December 2009.  The company’s cash position at June 30, 2010 exceeds total liabilities.  Day sales outstanding or DSO, a measure of receivable collection activity, were 60 days in the six months ended June 30, 2010 and 53 days in the six months ended June 31, 2009.  As of the end of June 2010, there was no overdue accounts receivable.  Total shareholder equity rose to $185.3 million at June 30, 2010 from $170.6 million at December 31, 2009.  Net cash growth provided by operating activities increased to $20.4 million during the six months ended June 30, 2010 from $15.1 million for the same period of 2009, primarily due to the increased sales.

The company continues to invest in expanding its capacity in the second quarter of 2010.  We spent a total almost $26 million of which $3.8 million was the payment for the company’s December 29 acquisition of Anhui facility, $16.2 million was for additional land use rights for the Anhui facility, and the remainder was for the purchase of plant and equipment and mining rights.

Our superior product line with our patent protected membrane dispersion technology enables us to the gain market penetration and strengthens our pricing power.  We continue to exercise prudent cash management and focus on cash flow generation.  With our leading position in the industry, notable financial accomplishments, and record of outstanding business growth, we believe that our stock is undervalued.  Nonetheless, we will continue to produce superior financial performance while growing our business with the effective execution of our comprehensive strategic plan.  By doing so, we hope to demonstrate our true value to our shareholders and the investment community.

We remain confident that we would stay on track and produce financial results consistent with our guidance expectations.  The company, therefore, maintains its 2010 guidance from revenue and net income from continued operations to be in a range of $123 million to $126 million and $25 million to $27 million, respectively.

Your support is appreciated and we believe ShengdaTech has never been better positioned to build on its already successful operations while increasing our value to our shareholders.

Now, I will like to open up the call to any questions you may have for the management team.  We would take one question from every participant at a time and hope to get back to you in case you have a followup question.

Operator, please start the Q&A.

Operator
Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up our handset before pressing the * keys.  In order to allow for as many questions as possible, we will remind you to please limit yourself to two questions and you may rejoin the queue after your two questions.  One moment please while we pool for questions.

Our first question is from John Ma with Roth Capital Partners.  Please proceed with your questions.

John Ma – Roth Capital Partners
Good morning, Andrew.  Good morning, Mr. Chen and Ms. Guo.  Congratulations on a good quarter.  I have a couple questions.  First, it relates to your CapEx plan.  In your 10-K… 10-Q, you laid out for your Anhui expansion plan, you have a $175 million CapEx plan through January 2013 and my question is, as of Q2 this year, how much CapEx had been spent?  How much more will be needed?

[Chinese]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  Okay.  By the end of June, every project which including three components, M&A, the technology upgrade, as well as the maintenance, we spent $4.6 million.  And also we have addition $700,000 has been spent.

Unidentified Company Representative
In the mining rights.

Unidentified Company Representative
In the mining rights.

John Ma – Roth Capital Partners
[Chinese]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  The question is it seems we see $4.6 million and $0.7 million had been spent and when do we spend the remaining CapEx, roughly 170.  What we can tell you now is we are planning to acquire the land which is 84.35 acres and also the building costs for the facility and which is… this facility is about a 200,000 metric ton facility.  Those will take place after the second quarter.

John Ma – Roth Capital Partners
Okay.  Well, in respect to the Zibo facility, you plan to add 40,000 metric ton capacity at the end of the year.  How much would that cost you in CapEx?

[Chinese]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  The Zibo facility, we are looking to put in the $13.1 million CapEx for the expansion.

John Ma – Roth Capital Partners
Okay.  Well, the next question relates to your guidance.  You maintain your guidance for $123 million to $126 million, but so far this year… so far for the first half, you already finished $63 million and it looks like you have a very strong momentum going on.  Why would you be conservative?

[Chinese]

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Well, I think the company style in providing guidance is also our policy to provide guidance, we provide annual guidance and we stay with it and at the moment although we have been making solid progress in finishing the year’s forecast, however, we need to stay conservative.  We need to stay conservative and we also need to understand that although that our growth momentum has been very strong, there are certain unpredictable economic factors that we need to consider.  So at the moment, we’d like to maintain our annual guidance.  However, we have to say that we feel very confident that these targets can be easily made.

Operator
Thank you.  We’d like to remind everyone that after their questions, you’re welcome to rejoin the queue to ask more questions.

Our next question is from Katherine Lu with Oppenheimer & Company.  Please proceed with your questions.

Carolyn Qiu – Oppenheimer & Company
Hi, everyone.  This is Carolyn Qiu calling for Katherine Lu.  Thank you for taking my questions.  My question is your growth margin came in stronger than expected for the quarter, could you talk about whether it’s a mix change or the coal price change?  What kind of coal price trends should we expect for the rest of the year and also what kind of NPCC pricing trend should we expect for the rest of the year?

Unidentified Company Representative
[Chinese interpretation]

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
I think the gross profit margin is actually in the very normal range within… our range of gross margin typically is between 40% and 42%.  So in this quarter, I think we achieved 41% which is a very typical margin that we have achieved and although we have seen the coal and anthracite prices being volatile in the last couple of years, however, due to our stronger capability to maintain a more effective purchasing program, and also our economies of scale effects started to kick in, we’ve been able to keep our raw material cost and our production cost well under control and I would say, at the same time, we’re continuously trying to improve our production efficiency and it also contributed to our capability to maintain a relatively healthy gross margin profit ratio.

Carolyn Qiu – Oppenheimer & Company
How about the pricing trend… NPCC pricing trend?  Is that the stable pricing trend?  And also for the coal price?

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
The coal price is hard to predict.  Coal price is kind of related with oil price and nobody can precisely predict the coal price.  I think what you can do is that you try to implement a more effective purchasing program.  We try to buy more when the price is low and you try to buy less when the price is high.  And then as your volume of purchase increases, your bargaining power increases.  That is going to give you some advantage.  However, there isn’t too much you can do to influence the general coal price trend and that it’s completely unpredictable.  But then I think the mixed economic picture that as you can see from all the statistics that makes the prediction very difficult.  However, we’re keeping a very close eye on the coal price and anthracite price and we believe our operational history tells us that we already have a successful and effective program in place that’s going to allow us to maintain a very healthy gross margin.

When it comes to our forecast for price trend for NPCC, as you can see in the last several quarters, our general price has been within the range of $480 to $485.  So that trend is expected to continue particularly now that we have a very diversified product mix that allows us to properly adjust to market demand and adjust our market… our product mix and sales structure so we can continue to maintain a very stable price structure.

Operator
Thank you.  Our next question is from Ingrid Yin with Brean Murray.  Please proceed with your questions.

Ingrid Yin – Brean Murray
Hi.  Thanks for taking my questions.  My first question is regarding ASP as well.  You have a very low ASP this quarter.  Would you please tell us what ASP have you assumed in the whole year guidance, especially for the next two quarters?

Unidentified Company Representative
[Chinese interpretation]

Ingrid Yin – Brean Murray
[Chinese]

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Yes.  I think your question was somewhat similar to the question that the other analyst was asking just now.  As I indicated that since we have been able to maintain a very stable sales price per metric ton by properly managing a product mix and at the same time, try to cater our sales structure according to market demand.  So our forecast for the next couple of quarters in terms of per metric ton selling price is going to be staying in the same range, $480 to $485 per metric ton.

Ingrid Yin – Brean Murray
Okay.  So you use the same price to give the guidance for the whole year, right?

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Yes.

Ingrid Yin – Brean Murray
Okay.  So how about gross margins, you have signed a three-year agreement of mining rights at the Shaanxi (ph) facility production.  Is that going to help your gross margin going forward?

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Well, since the limestone only account for 4% of the total raw material costs, so I think our reason of securing the mining rights is to secure high quality limestone, not necessary to try to get a huge cost advantage when it comes to limestone costs.  So I don’t think it’s going to significantly improve our cost structure with the mining rights acquisition.  However, we are very confident that with the order factors that I have cited in my previous answer to another analyst’s question, we will be able to maintain a very healthy gross margin between 40% and 42% in the foreseeable future.

Ingrid Yin – Brean Murray
Okay.  And so how about your international market this quarter and the rest of the year?

Unidentified Company Representative
[Chinese interpretation]

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
The international sales as a component of total sales has not been increasing… has not been meeting… quite meeting our expectation.  As a matter of fact, the quarter, only… our international sales, only accounted for 1.2% of total sales and the other sales accounted for 98.8%.  And that’s one of the area the company is focused on to try to achieve a significant growth and as Mr. Chen indicated that we now have 20 international salespeople working in international sales and marketing department as of June 30, 2010 and we have been actively participating in international trades in NPCC products and try to get our exposure to the international markets and we are also in the process of try to put together a new international sales program and marketing program.  So we are confident that in the next few quarters that our achievement in international sales and marketing should gradually show up to make international sales a much bigger percentage of our total sales.

Operator
Thank you.  Ladies and gentlemen, as a reminder, it is *1 to ask a question at this time.

Our next question is from Greg Garner with Singular Research.  Please proceed with your questions.

Greg Garner – Singular Research
Thank you for taking my question.  On the planned 200,000 metric ton build at Anhui, can you give me a sense for the rollout of that?  Would that be in 60,000 mega ton increments and approximately what timeframe would that occur?  If the total is done by January 2013, I’m just wondering if there is a sense for the steps that are taken to get to that total amount.

Unidentified Company Representative
[Chinese interpretation]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  Okay.  This new Anhui facility is our grand three-year plan.  This contains three phases.  In phase one, we expect that we will commence production in the third quarter of 2010.  We’re looking to roll out 40,000 metric tons including an additional 100,000 metric tons in the facility.  In the following phase two and phase three, we will carefully follow the market demand and start to ramp up.

Greg Garner – Singular Research
Okay, thanks.  And the asphalt application, you’ve been working on that for quite some time and it seems like potential revenues have been forthcoming always a quarter away, but with now 10 customers who apparently really like it, can you tell me when you anticipate some kind of revenues there?

Unidentified Company Representative
[Chinese interpretation]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  Our asphalt project is still on track.  Given the 10 potential customers and those testing… and earning stage testing feedback came back very positive.  However, we see there is a further testing underway.  So, at this moment, we can’t give a firm timetable in terms of when we will convert that to be a revenue stream, but we can surely tell you the functionality and the quality of our products in the asphalt space is very attractive.  So we are very upbeat for the prospect of asphalt application.

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Well, I would like to offer some supplemental information regarding asphalt that all the tests have came back and it has been confirmed by all our customers that the benefits of our products includes improving heat resistance, spurring (ph) resistance, water stability, and tear resistance.  And asphalt has been used in very diversified geographical areas and as a result then the demands by different customers varies.  So that’s why that make it somewhat… although the testing was different… 10 different customers, the demand may be different and then it takes time to try everything out to achieve the balanced formula for all these different customers.  According to our estimates that the total demand in Chinese market for NPCC related with asphalt can be as much as 100,000 metric tons and we really expect to secure a very big percentage of that because we’re the only one who is doing this and we are miles ahead… ahead of any of the competitors.

Operator
Thank you.  Our next question is from Ingrid Yin with Brean Murray.  Please proceed with your questions.

Ingrid Yin – Brean Murray
Hi.  Thanks for taking my followup.  So what will be the total capacity for 2010, 2011 and 2012?

Unidentified Company Representative
[Chinese interpretation]

Anhui Guo – ShengdaTech Inc. – Chief Operating Officer
[Chinese]

Unidentified Company Representative
[Interpretation]  Okay.  With our existing plans, 2010 total annual capacity is 300,000 metric tons and 2011, with Anhui facility alone, we’re looking to add another 40,000 metric tons.  And again, our capacity expansion will be highly dependent on the market demand.  So we’ll follow the market trend closely and we hope to give our investors and shareholders a live update when we obtain that information.

Ingrid Yin – Brean Murray
Okay.  Thank you.  Congratulations for the quarter.

Unidentified Company Representative
Thank you.

Operator
Thank you.  Ladies and gentlemen, we’ve come to the end of our question and answer session.  I’d like to turn the floor back over to management for closing comments.

Andrew Weiwen Chen – ShengdaTech Inc. – Chief Financial Officer
Thank you, operator.

On behalf of the entire ShengdaTech management team, we want to thank you for your interest and participation on today’s call.  This concludes our second quarter earnings conference call.  Your support is appreciated and we believe ShengdaTech has never been better positioned to build on its already successful operations while increasing our value to our shareholders.  Thank you.

Operator
Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.